Contacts:
          Community Central Bank Corp. -Ray Colonius, SVP, CFO P:586 783 4500
          Marcotte Financial Relations - Mike Marcotte P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION ANNOUNCES
RECORD ANNUAL EARNINGS UP 39%

FOR IMMEDIATE RELEASE

2005 Highlights

  Record Annual Earnings, up 39% over 2004
  Assets total $462 million, up 18% over 2004
  Trust and Wealth Management division continues to expand operations
  Total loans increase to $335 million, up 9.7% over 2004

          MOUNT CLEMENS, Mich., February 1, 2006 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted earnings for the fourth quarter and record annual earnings for the year ended December 31, 2005, David A. Widlak, President and Chief Executive Officer, reported today.

          Net income for year ended December 31, 2005 increased 39.2% to $3,073,000, or $0.86 per diluted share, as compared to $2,207,000, or $0.73 per diluted share for the year ended December 31, 2004. Net income for the fourth quarter of 2005 decreased 2.2% to $740,000, or $0.20 per diluted share, as compared to $757,000 or $0.25 per diluted share for the fourth quarter of 2004.

          Mr. Widlak said, "We are pleased to report record annual net income for the period ended December 31, 2005. Assets also grew to $462 million which represented a $70.5 million increase over the year ended 2004. Total loans grew to $335.0 million or a 9.7% increase over the prior year. The year was marked by the expansion into new areas for the Corporation. The acquisition of River Place Financial Corporation and subsequent formation of a Trust and Wealth Management division has been a new and exciting component of our overall strategy. We believe that this new source of noninterest income will be a driver for future earnings. Net income for the fourth quarter of 2005 was slightly lower than the fourth quarter 2004, due in part to the continued expenses associated with implementing our new trust management business line, which has been operational for six months. In addition, we continue to invest in the infrastructure of people and technology, providing our customers a full array of banking, trust, and wealth management services, as well as, supplementing our lending niche

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Community Central Bank Corp.
Q4/12-month 2005 results

by adding experienced commercial lending officers to serve our growing market place. Our mortgage subsidiary has been expanding its geographic footprint adding origination offices in high growth, out of state, markets, including Indiana, Illinois, and North Carolina."

          Net interest income was $3.2 million during the fourth quarter of 2005, an increase of $104,000, or 3.4%, over the fourth quarter 2004. The increase was attributable to growth in earning assets. Net interest margin for the fourth quarter was 3.15%, as measured on a tax equivalent basis, compared with 3.44% for the fourth quarter of 2004. Net interest margin in the fourth quarter of 2005 remained unchanged from the third quarter of 2005, despite the continuation of a flat treasury yield curve. On a comparative note, net interest margin for the fourth quarter of 2004 represented the highest quarterly net interest margin for the past three years.

          Net interest income was $12.7 million for the year ended December 31, 2005, an increase of $886,000, or 7.5% over the year ended December 31, 2004. Net interest margin, as measured on a tax equivalent basis, was 3.23% for 2005, compared with 3.31% for 2004. Growth in earning assets resulted in the increase in net interest income for 2005, as net interest margin compressed slightly in 2005.

          No provision for credit losses was made in the fourth quarter of 2005, due in part to the net recovery position of loan net charges offs, and overall credit quality considerations. The annual provision for credit losses for 2005 was $100,000, in contrast to the provision recorded in 2004, which was $2.0 million. The large provision in 2004 was primarily attributable to a fraud related loan charge off associated with one relationship for which a partial recovery was recorded this year. In 2005, loan recoveries exceeded loan charge offs by $103,000 or 3 basis points on an annualized basis compared to total average loans.

          Noninterest income in the fourth quarter of 2005 was $1.3 million, a decrease of $113,000, or 8.0%, compared to the fourth quarter of 2004. The decrease was primarily due to a $173,000 decrease in gains on the sale of residential mortgage loans due to lower origination loan volumes. Partially, offsetting this decrease was fiduciary income from trust services of $64,000. Noninterest income for 2005 of $4.8 million decreased $1.7 million from 2004, primarily from a decrease of $1.5 million in gains on the sale of residential mortgage loans. In 2004, net security gains from the sale of available for sale securities and gains from the sale of portfolio loans was $191,000 and $255,000, respectively. In 2005, the net gains reported from available for sale securities and

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Community Central Bank Corp.
Q4/12-month 2005 results

sale of portfolio loans was $56,000 and $53,000, respectively. This represented a combined decrease in noninterest income of $337,000. Total fiduciary income in 2005, from six months of trust department operations was $133,000.

          Noninterest expense was $3.5 million for the fourth quarter of 2005 compared to $3.3 million for the fourth quarter of 2004, an increase of $224,000, or 6.8%. The increase in noninterest expense was largely centered on other operating expenses connected with the general growth of the Corporation, coupled with costs related to Trust and Wealth management services. Total salary and benefit costs increased $89,000. While salary and benefit costs attributable to lower mortgage originations decreased, this decrease was offset by increases from trust, commercial lending, and other aspects of operations. Premises and fixed asset expense increased $111,000, or 30.6% for the fourth quarter of 2005, compared to the fourth quarter of 2004, primarily due to elevated utility costs and repairs and maintenance, some of which were nonrecurring in nature, coupled with general costs of expanding operations of the Bank and Mortgage Company. Other noninterest expense increased $24,000 or 2.5% for the fourth quarter ended 2005, compared to the fourth quarter 2004. Noninterest expense for 2005 of $13.1 million was down $214,000 or 1.6%. Total salaries and benefits were down $201,000 primarily due to lower commission expense paid on a corresponding lower volume of mortgage loan origination activity. Total premises and fixed asset expense increased $137,000 or 9.1%, primarily from those items mentioned in the fourth quarter of 2005. Other noninterest expense decreased $150,000 or 3.8%, primarily from decreased overhead costs related to mortgage company operations.

          At December 31, 2005, the Corporation's total assets were $462.0 million, an increase of $70.5 million or 18.0% from December 31, 2004. Total loans of $335.0 million increased $29.5 million or 9.7% from December 31, 2004, with the largest area of loan growth occurring in commercial real estate loans, which increased $22.4 million. Total deposits of $314.4 million increased $35.5 million, or 12.7%, over December 31, 2004, with the largest segment of growth occurring in time deposits which increased $42.6 million, with some offsetting decreases in savings accounts. Total stockholder's equity increased $9.9 million to $35.5 million at December 31, 2005. The increase in stockholder's equity was due in part to the successful rights offering in February 2005 and common shares issued in the merger of River Place Financial, adding $5.3 million and $2.7 million in capital, respectively.

          Total nonperforming loans as a percentage of total portfolio loans was 0.99% at December 31, 2005 compared to 0.25% at December 31, 2004. The allowance for loan losses was $3.6 million at December 31, 2005 or 1.07% of total loans and 108.10% of nonperforming loans, versus $3.4 million or 1.11%

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Community Central Bank Corp.
Q4/12-month 2005 results

and 435.74% at December 31, 2004. Year to date net loan recoveries represented 3 basis points on an annualized basis compared to total average loans. The growth in nonperforming loans was primarily related to two commercial relationships, a marina with commercial real estate collateral and a tool and die manufacturer, being partially guaranteed by the Small Business Administration (SBA).

          Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana, Northern Illinois and Raleigh, North Carolina. The Trust and Wealth management division of the Bank called River Place Trust is located at the 100 North Main Street, Mount Clemens main office location.

          Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corp.
Q4/12-month 2005 Results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data

	Three months ended December 31,		Twelve months ended December 31,
	Unaudited	Unaudited	Unaudited	Audited
	2005	2004	2005	2004
	(In thousands)		(In thousands)
OPERATIONS
Interest income	$6,644	$5,167	$24,230	$19,725
Interest expense	3,436	2,063	11,555	7,936

Net Interest Income	3,208	3,104	12,675	11,789
Provision for credit losses	----	150	100	2,000

Net Interest Income after Provision	3,208	2,954	12,575	9,789
Noninterest income	1,308	1,421	4,809	6,546
Noninterest expense	3,522	3,298	13,132	13,346

Income before Taxes	994	1,077	4,252	2,989
Provision for income taxes	254	320	1,179	782

Net Income	$740	$757	$3,073	$2,207

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
PER SHARE DATA
Basic earnings per share	$0.20	$0.25	$0.89	$0.74
Diluted earnings per share	$0.20	$0.25	$0.86	$0.73
Book value per share at end of period	$9.74	$8.51	$9.74	$8.51
Basic average shares outstanding (000's)	3,625	2,976	3,467	2,970
Diluted average shares outstanding (000's)	3,706	3,045	3,556	3,041
Actual shares outstanding at end of period (000's)	3,649	3,008	3,649	3,008
Net interest margin (fully taxable equivalent)	3.15%	3.44%	3.23%	3.31%

Average and outstanding shares are retroactively adjusted for stock dividends.

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Community Central Bank Corp.
Q/12-month 2005 Results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data- continued

Condensed Balance Sheet

	Unaudited December 31,	Audited December 31,
	2005	2004
	(In thousands)
Assets
Cash and equivalents	$11,000	$7,183
Investments	89,602	55,832
Residential mortgage loans held for sale	4,286	6,491
Total gross loans	334,951	305,439
Allowance for loan losses	(3,580)	(3,377)
Other assets	25,753	19,970

Total Assets	$462,012	$391,538

Liabilities and Stockholders' Equity
Deposits	$314,373	$278,856
Repurchase agreements	13,184	11,492
Federal Home Loan Bank advances	86,545	63,360
Other liabilities	2,068	1,929
Subordinated debentures	10,310	10,310
Stockholders' equity	35,532	25,591

Total Liabilities and Stockholders' Equity	$462,102	$391,538

OTHER DATA
Allowance for loan losses to total loans	1.07%	1.11%
Allowance for loan losses to nonperforming loans	108.10%	435.74%
Nonperforming loans to total loans	0.99%	0.25%
Nonperforming assets to total assets	0.74%	0.37%
Stockholders' equity to total assets	7.69%	6.54%
Tier 1 leverage ratio	9.94%	8.47%

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